EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                                      For the three month period
                                                            ending March 31
                                                      2003                 2002

Weighted average shares outstanding:                  5,436,101       5,436,101

Common Stock

Common Stock Equivalents
         Stock Options                                        0               0
         Stock Awards                                         0               0
         ESOP Shares                                          0               0
Total Common Stock Equivalents                                0               0

Total weighted average shares outstanding             5,436,101       5,436,101

Net Income                                           $2,467,000      $2,274,000

Net Income Per Share                                 $     0.45      $     0.42

Fully Diluted Income Per Share                       $     0.45      $     0.42